Exhibit 10.1

4000 MASON RD

SUITE 300, BOX 352141

SEATTLE, WA 98195-2141

June 21, 2020

Robert Renninger

415 West Crockett Street

Seattle, WA 98119

Dear Mr. Renninger,

We are pleased to offer you a position with Athira Pharma, Inc, (the “Company”) as Director of Accounting & Reporting. If you decide to join us, you will become part of a fast-paced and dedicated team that works together to accelerate the development of life changing therapeutics.

Effective July 6, 2020, you will start in a fulltime position at an annual salary of $150,000 which will be paid monthly in accordance with our normal payroll procedures. You will eligible for PTO, group-term life insurance, and will qualify for health insurance under the company’s plan. Your eligibility for our 401K program will be effective immediately. Though we do not currently have a formal bonus program, and cannot guarantee a particular future bonus amount, the Company expects to adopt a bonus program in coming months and we expect you would be eligible to participate in such program in the future.

We will recommend to the Board of Directors that you be granted an option to purchase shares of the Company’s common stock. The number of shares subject to the option will be determined in accordance with the Company’s compensation plan, which is currently being revised. When awarded, the options will be subject to the terms and conditions applicable to options granted under the Company’s Employee Stock Option plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

The Company is excited to have you join our team and anticipates a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes “at will” employment meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer. We request that, in the event of your resignation, you give the Company notice of at least two weeks.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understand that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and understand the Company’s rules of conduct which are included in the Company Handbook which the Company will soon complete and distribute. As a condition of your employment you are also required to sign and comply with a Confidential Information Invention Assignment Agreement (the “Agreement”) that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and nondisclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) al disputes shall be resolved by a neutral arbitrator who shall issue a written opinion and (iv) the arbitration shall provide for adequate discovery.

This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be July 7, 2020. This letter, along with any agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations whether written or oral. This letter including, but not limited to, its at will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

This offer of employment will terminate if it is not accepted, signed and returned by June 26, 2020.

We look forward to your acceptance of our offer and to working with you at Athira Pharma, Inc.

Sincerely,

/s/ Leen Kawas

Leen Kawas

President & Chief Executive Officer

Accepted:

/s/ Robert Renninger 6/22/2020

Robert Renninger Date

18706 NORTH CREEK PARKWAY

SUITE 104

BOTHELL, WA 98011

February 7, 2024

Dear Robert Renninger,

In recognition of your contributions and accomplishments this year, we are pleased to present you with the following:

Annual Discretionary Bonus:

2023 Bonus Payout: $84,938

Individual bonus %: 100%

Corporate bonus %: 92.5%

Salary Adjustment:

We are also pleased to present you with the following changes to your compensation which will be effective retroactively to January 1, 2024, and reflected in your February 15th payroll, including the retroactive plus up for the month of January.

Current Base Salary: $300,000

Merit Increase: 4%

New Base Salary: $312,000

2024 Equity Awards

Additionally, we are excited to inform you that Athira is awarding you the following equity as approved by the Compensation Committee of the Board:

Option Grant

Stock Options: 74,154

Strike Price – closing price as of February 14, 2024: $3.26

Thank you so much for your commitment to restoring lives by thoughtfully and urgently advancing bold therapies for neuronal health. You are a vital part of the Athira team.

We are all looking forward to another productive and impactful year.

Sincerely,

Mark Litton

Chief Executive Officer